Exhibit 99.1

News Release

Wabtec Expects 1Q EPS Of About $1.20; Increases 2012 EPS Guidance To About $4.80

WILMERDING, PA, April 12, 2012 – Wabtec Corporation (NYSE: WAB) expects 2012 first quarter earnings per diluted share to be about $1.20, and the company increased its 2012 full-year earnings per diluted share guidance to about $4.80, based on full-year revenue growth of about 12 percent. Previously, the company’s full-year guidance was for earnings per diluted share of about $4.30 and revenue growth of about 10 percent.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We expect the company’s financial performance in 2012 to exceed our initial guidance for several reasons: Continued strength of the global freight rail market, including demand for new freight cars and locomotives; further progress in implementing our growth strategies; and benefits from continuous improvement initiatives through the Wabtec Performance System.”

Wabtec will report first quarter results before the U.S. financial markets open on Tuesday, April 24, and it will conduct a conference call to discuss those results with analysts and investors at 10 a.m. the same day. To listen to the call via webcast, please go to www.wabtec.com and click on the “Investor Relations” and “Webcasts” tabs of the site. An audio replay of the call will also be available by calling 412-317-0088 (passcode: 466#).

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148